UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

Altitude Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

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Altitude Acquisition Corp. Announces Intention to Merge with a Leading Global Medical Device Manufacturer

Atlanta, GA October 4, 2022 – Altitude Acquisition Corp. (“Altitude”) (NASDAQ:ALTU) a publicly traded special purpose acquisition company, has entered into negotiations to merge with a leading global medical device manufacturer in a deal that pegs the enterprise value of the company at approximately $480 million. The proposed transaction calls for the combined company to have at least $20 million in net cash at time of closing.

The target, a leader in its medical device field with a product that is commercially available and approved for use in over 30 countries, seeks additional expansion in the U.S., globally and in new jurisdictions around the world. Altitude anticipates entering into a letter of intent on or around October 31st and a definitive merger agreement as soon as practicable thereafter.

“We believe the target is a market leader in its field and a business combination would represent a tremendous opportunity for us and our shareholders.” said Gary Teplis, President and Chief Executive Officer of Altitude.

“I would also like to remind our stockholders that Altitude is seeking stockholder approval of an extension of time to complete our initial business combination, from October 11, 2022, to April 11, 2023 (the “Extension”),” continued Teplis. “This Extension will give us time to progress towards a business combination with the target. If you are a stockholder of record as of September 8, 2022, the record date for the stockholder meeting, I urge you to vote in favor of the Extension.”

Stockholders who wish to withdraw their previously submitted redemption request may do so prior to the stockholder meeting by requesting that our transfer agent return such shares. You may make such request by contacting our transfer agent, Continental Stock Transfer & Trust Company, at 1 State Street, 30th Floor, New York, New York 10004, Attn: Mark Zimkind (e-mail:mzimkind@continentalstock.com).

You are encouraged to submit your vote for the Extension as soon as possible to ensure it is represented at the stockholder meeting. Please note that if your shares are held at a brokerage firm or bank, your broker will not vote your shares for you. You must instruct your bank or broker to cast the vote. For assistance with voting your shares please contact Morrow Sodali LLC, toll free at 1-800-662-5200, collect at 1-203-658-9400 or by email to ALTU.info@investor.morrowsodali.com.

Completion of a business combination with the Target is subject to, among other matters, the completion of due diligence, the negotiation of a definitive agreement providing for the transaction, satisfaction of the conditions negotiated therein and approval of the transaction by our stockholders. There can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated.

About Altitude Acquisition Corp.

Altitude Acquisition Corp. (Nasdaq: ALTUU, ALTU, ALTUW) is blank check company newly incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Additional Information and Where to Find It

Altitude has filed a definitive proxy statement (the “Extension Proxy Statement”) to be used to approve the Extension. Altitude has mailed the Extension Proxy Statement to its stockholders of record as of September 8, 2022 in connection with the Extension. Investors and security holders of Altitude are advised to read the Extension Proxy Statement and any amendments thereto, because these documents will contain important information about the Extension and Altitude. Stockholders will also be able to obtain copies of the Extension Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Altitude Acquisition Corp., 400 Perimeter Center Terrace Suite 151, Atlanta, GA 30346.

Participants in the Solicitation

Altitude and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the Extension under the rules of the SEC. Information about the directors and executive officers of Altitude and a description of their interests in Altitude and the Extension are set forth in Altitude’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on Mach 29, 2022 (the “Annual Report”) and the definitive Extension Proxy Statement, which was filed with the SEC on September 9, 2022. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Altitude’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the risk that approval of Altitude’s stockholders for the Extension is not obtained; the inability of Altitude to enter into a definitive agreement with respect to an initial business combination within the time provided in Altitude’s amended and restated certificate of incorporation; the level of redemptions made by Altitude’s stockholders in connection with the Extension and its impact on the amount of funds available in Altitude’s trust account to complete an initial business combination; and those factors discussed in the Annual Report under the heading “Risk Factors,” and other documents of Altitude filed, or to be filed, with the SEC. Altitude does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Cody Slach

Gateway

ALTU@gatewayir.com

949-574-3860

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